EXHIBIT 5.1

[letterhead of Brian F. Lanter, Attorney at Law, P.C.]

March 4, 2002

Palatin Technologies, Inc.
103 Carnegie Center, Suite 200
Princeton, NJ 08540

Re: Registration of common stock offered pursuant to 1996 Stock Option Plan

Ladies and gentlemen:

        I have acted as counsel to Palatin Technologies, Inc., a Delaware corporation (“Palatin”) in connection with the preparation of its registration statement on Form S-8 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission, with which this opinion is to be filed as an exhibit. The registration statement relates to the issuance of up to an aggregate of 4,375,000 shares (the “Shares”) of Palatin’s $.01 par value common stock (“Common Stock”), pursuant to stock options granted or which may be granted under Palatin’s 1996 Stock Option Plan (the “Plan”).

        As counsel to Palatin, I have examined such corporate records, documents, agreements and such matters of law as I have considered necessary or appropriate for the purpose of this opinion. On the basis of my examination, I advise you that in my opinion the Shares have been duly authorized for issuance under the Plan, and the Shares, when issued and paid for in accordance with the terms and conditions of the Plan, against payment therefor, will be legally issued, fully paid and nonassessable.

        I am a member of the Bar of the State of New Mexico and the opinions expressed herein are limited to questions arising under the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and I disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

        I consent to the filing of this opinion as an exhibit to the registration statement. I refer you to the section of the registration statement entitled “Interests of Named Experts and Counsel” for a description of my ownership of Palatin’s securities.

Very truly yours,

Brian F. Lanter, Attorney at Law, P.C.